Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FOURTH QUARTER RESULTS AND ISSUES 2019 GUIDANCE

BOSTON, March 8, 2019 – Plymouth Industrial REIT, Inc. (NYSE America: PLYM) (the “Company”) today announced its consolidated financial results for the quarter ended December 31, 2018 and other recent developments. A comparison of the reported amounts per share for the fourth quarter of 2018 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial listed public offering (the “IPO") in June 2017, its preferred stock offering in October 2017, a follow-on common stock offering in July 2018 and a private placement of preferred stock in December 2018, as discussed below.

Fourth Quarter and Subsequent Highlights

•         Reported results for the fourth quarter of 2018 reflect a net loss attributable to common stockholders of $5.2 million, or $(1.10) per weighted average common share, including a loss on extinguishment of debt of $1 million and a gain on sale of real estate of $1 million; net operating income (“NOI”) of $8.8 million; Funds from operations attributable to common stockholders and unit holders (“FFO”) of $0.35 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.23 per weighted average common share and units.

•         For the fourth quarter of 2018, declared a regular quarterly cash dividend of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the “Preferred Stock”).

•         Issued initial 2019 guidance of a net loss of $(1.87) to $(1.77) per share; Nareit FFO attributable to common stockholders and unit holders of $2.50 to $2.60 per diluted share; and AFFO of $1.90 to $2.00 per diluted share.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “2018 has been a transformational year for us, and the previous investments we made in our people, infrastructure and processes enabled us to accelerate our pace of acquisition and capital markets activity during the second half of the year with minimal incremental overhead. With over 2 million square feet added to the portfolio in the fourth quarter alone, we were able to exceed our expectations for the year on every key metric and position us for a period of earnings and cash flow growth that is more indicative of the value we have created in our portfolio. At the same time, the strategic investment from Madison brings in a valuable and well-respected partner that has enabled us to maintain a disciplined approach to capital allocation and a much clearer path to improving our capital structure.”

Financial Results for the Fourth Quarter of 2018

The completion of the IPO in June 2017, a preferred stock offering in October 2017, a follow-on common stock offering in July 2018 and the strategic investment by Madison in December 2018 provided the Company with a meaningfully different capital structure for the fourth quarter of 2018 compared to the fourth quarter of 2017. The Company believes the use of the respective proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended December 31, 2018 was $5.2 million, or $(1.10) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $5.3 million, or $(1.44) per weighted average common share, for the same period in 2017. The decrease in net loss for the fourth quarter of 2018 was primarily due to a decrease in operating loss of $1.2m primarily driven by the acquisition activity in 2018, gain on sale of real estate realized in the fourth quarter 2018 of $1 million, offset by an increases in interest expense of $0.7 million, loss on debt extinguishment of $1 million and preferred dividends $0.35 million, Weighted average common shares outstanding for the fourth quarters ending 2018 and 2017 were 4.7 million and 3.7 million, respectively.

Consolidated total revenues for the quarter ended December 31, 2018 were $13.6 million, compared with $8.4 million for the same period in 2017.

NOI for the quarter ended December 31, 2018 was $8.8 million compared with NOI of $5.3 million for the same period in 2017.

EBITDA for the quarter ended December 31, 2018 was $7.0 million compared with $3.2 million for the same period in 2017.

FFO attributable to common stockholders and unit holders for the quarter ended December 31, 2018 was $2.0 million, or $0.35 per weighted average common share and unit, compared with $(0.7) million, or $(0.17) per weighted average common share and unit for the same period in 2017, primarily as a result of increased depreciation and amortization driven by acquisition activity, the loss on extinguishment of debt of $1 million and the increase in weighted average shares following the public offering completed in July 2018, offset by an increase in preferred stock dividends of $0.35 million and the gain on sale of real estate of $1 million.

AFFO for the quarter ended December 31, 2018 was $1.3 million, or $0.23 per weighted average common share and unit, compared with $190,000, or $0.05 per weighted average common share, for the same period in 2017, primarily driven by the change in FFO attributable to common stockholders and unit holders, a net decrease in deferred finance fees and non-cash interest of $855,000, increased straight line rent and above/below market rent adjustments of $161,000, increased recurring capital expenditures and lease commissions of approximately $540,000 incurred in the quarter and the increase in weighted average shares following the public offering completed in July 2018.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDA, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDA, FFO and AFFO.

Investment Activity

As of December 31, 2018, the Company had real estate investments comprised of 55 industrial properties totaling 12.0 million square feet with occupancy of 95.0%.

On October 15, 2018, the Company completed the acquisition of a 1.1 million-square-foot multi-tenant Class B industrial property in the greater Cincinnati, Ohio market for total consideration of $24.8 million. The building is 92% leased and projected to provide an initial yield of 8.5%. The acquisition was funded with the issuance of 626,011 operating partnership units valued at approximately $10.6 million, or $17.00 per unit, the assumption of $13.9 million of existing mortgage debt secured by the property and $0.25 million in cash.

On December 14, 2018, the Company completed the transformational acquisition of a 20-building, 1.1 million-square-foot light industrial and flex portfolio in Jacksonville, Florida for $97.1 million. The portfolio is 96% leased and projected to provide an initial yield of 8.4%. The acquisition was funded with approximately $34 million in proceeds from the Madison International Realty investment described below and a $63 million short-term loan that the Company expects to refinance during the first quarter of 2019 with long-term secured financing with a life insurance company.

On December 19, 2018, the Company sold 525 West Marquette, a 112,144-square-foot industrial building in Milwaukee, Wisconsin, for $5.3 million, resulting in a one-time gain of $1 million on the sale in the fourth quarter of 2018. Proceeds from the sale were used to pay down $3.4 million of debt on the Company’s $78 million loan with Transamerica Life Insurance Company and for general corporate purposes.

On January 4, 2019, the Company completed the acquisition of a 73,875-square-foot, multi-tenant Class B industrial building in the Chicago area for $5.4 million in cash. The acquisition was funded with borrowings on the Company’s credit facility and is projected to provide an initial yield of 8.9%.

Leasing Activity

Leases commencing during the fourth quarter of 2018 totaled an aggregate of 115,000 square feet, all of which were for leases of at least six months. These leases included 87,000 square feet of renewal leases and 28,000 square feet of new leases. The Company will experience a 17.6% increase in rental rates on a cash basis from these leases.

For the twelve months ended December 31, 2018, leases executed totaled 1,546,000 square feet, of which 1,451,000 square feet was for leases of at least six months. The leases six months or longer included 482,000 square feet of renewal leases and 969,000 square feet of new leases. The Company will experience a 5.8% increase in rental rates, on a cash basis, from all of the leases executed in 2018 with a lease term of at least six months.  The weighted average term for these leases is 4.3 years. Absent a previously disclosed 40,000-square-foot lease in the third quarter with the Federal Aviation Administration, the Company would have reported a 9.6% increase in rental rates on a cash basis from these leases for the full year 2018.

Capital Markets Activity

On December 14, 2018, the Company issued to Madison International Realty 4,411,764 shares of the Company’s Series B Convertible Redeemable Preferred Stock at a price of $17.00 per share, or $75.0 million aggregate consideration, in a private placement. The shares of Series B Convertible Redeemable Preferred Stock are convertible into shares of the Company’s common stock, at the option of the holders, commencing on January 1, 2022. Prior to the receipt of stockholder approval, such conversion into shares of common stock is limited to the aggregate of the 19.99% limit under applicable NYSE American rules.

The annual cash dividend on each share of Series B Convertible Redeemable Preferred Stock is 3.25%, or $0.5525 per share, for the period from the closing of the private placement through December 31, 2019, and is payable when, as and if declared by the Company’s Board of Directors, quarterly in cash on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2019. The annual cash rate increases to 3.50% in year two; 3.75% in year three; 4.00% in year four; 6.50% in year five; and 12.00% in year six. As noted below, the liquidation preference of Series B Convertible Redeemable Preferred Stock accretes at a higher annual internal rate or return.

The shares of Series B Convertible Redeemable Preferred Stock have a liquidation preference in an amount per share equal to the greater of (i) an amount necessary for the holders to receive a 12% annual internal rate of return on the issue price of $17.00 and (ii) $21.89, subject to adjustment, plus accrued and unpaid dividends. Concurrently with the closing of the private placement, the Company and Madison entered into an agreement requiring the Company to file a registration statement with the Securities and Exchange Commission to register for resale the shares of the Company’s common stock issuable upon the conversion of the Series B Convertible Redeemable Preferred Stock on or before the date that is 60 days prior to the third anniversary of the closing of the private placement.

$5.0 Million Stock Repurchase Authorization

On December 14, 2018, the Company’s Board of Directors authorized a stock repurchase plan providing for the purchase in the aggregate of up to $5 million of the Company’s common stock. No stock repurchases were made during the fourth quarter of 2018.

Quarterly Distributions to Stockholders

On November 29, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the fourth quarter of 2018. The dividend was paid on December 31, 2018 to stockholders of record on December 14, 2018.

On December 13, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.375 per share for Company’s common stock for the fourth quarter of 2018. The dividend was payable on January 31, 2019, to stockholders of record on December 28, 2018.

Guidance for 2019

For the year ending December 31, 2019, the Company issued its guidance for net loss of $(1.87) to $(1.77) per weighted average common share and operating unit outstanding, Nareit FFO attributable to common stockholders and unit holders of $2.50 to $2.60 per weighted average common share and unit and AFFO of $1.90 to $2.00 per weighted average common share and unit.

See “Non-GAAP Financial Measures” for a complete definition of FFO and AFFO and the financial table accompanying this press release for reconciliations of net income to FFO and AFFO.

Commenting on the 2019 guidance, Mr. Witherell added, “Our initial outlook for the year reflects the significant work we accomplished in 2018 that added embedded growth to our portfolio through acquisition activity and strong new and renewal leasing as well as the sourcing of attractive capital through the strategic investment with Madison International Realty. These expected results at the midpoint of our range would represent strong dividend coverage with Nareit FFO and AFFO per share nearly double what we achieved in 2018.”

A reconciliation of projected net loss per weighted average common share and unit outstanding to projected Nareit FFO attributable to common stockholders and unit holders per weighted average common share and unit and AFFO per weighted average common share and unit is provided as follows:

	Full Year
	2019 Range
	Low	High
Net loss	$(1.87)	$(1.77)
Add: Real estate depreciation & amortization	5.43	5.43
Less: Preferred stock dividends	(1.06)	(1.06)
FFO attributable to common stockholders and unit holders	2.50	2.60
Deferred finance fee amortization	0.19	0.19
Stock compensation	0.16	0.16
Straight-line rent	(0.08)	(0.09)
Above/below market lease rents	(0.21)	(0.23)
Recurring capital expenditures	(0.66)	(0.63)
AFFO attributable to common stockholders and unit holders	$1.90	$2.00

The Company’s guidance for net loss, FFO attributable to common stockholders and unit holders and AFFO attributable to common stockholders and unit holders for 2019 is based on the following assumptions and does not include the potential impact of future acquisitions or dispositions, if completed:

•	Total revenues of $65.4 million to $66.0 million
•	Net operating income of $43.2 million to $43.6 million
•	EBITDA of $35.9 million to $36.5 million
•	General and administrative expenses of $7.0 to $7.3 million, including non-cash expenses of $1.0 million
•	Same-store portfolio occupancy of 95% to 96%
•	Recurring capital expenditures of $3.2 million to $3.7 million
•	5.9 million common shares and operating partnership units outstanding

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 1:00 p.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through March 15, 2019, by dialing (412) 317-0088 and entering the replay access code, 10128919.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2018	2017
Assets
Real estate properties	$452,610	$303,402
Less accumulated depreciation	(41,279)	(25,013)
Real estate properties, net	411,331	278,389

Cash	5,394	12,915
Cash held in escrow	7,808	5,074
Restricted cash	1,759	1,174
Deferred lease intangibles, net	37,940	27,619
Other assets	5,931	4,782
Total assets	$470,163	$329,953

Liabilities, Preferred Stock and Equity
Liabilities:
Secured mortgage debt, net	288,993	195,431
Mezzanine debt to investor, net	—	29,364
Borrowings under line of credit, net	28,187	20,837
Deferred interest	—	1,357
Accounts payable, accrued expenses and other liabilities	21,996	16,015
Deferred lease intangibles, net	7,067	6,807
Total Liabilities	346,243	269,811

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at December 31, 2018 and 2017 (aggregate liquidation preference of $51,000 at December 31, 2018 and 2017)	48,868	48,931
Series B; 4,411,764 and no shares issued and outstandng at December 31, 2018 and 2017, respectively (aggregate liquidation preference of $75,000 at December 31, 2018)	72,192	—

Equity (Deficit):
Common stock, $0.01 par value: 900,000,000 shares authorized; 4,821,876 and 3,819,201 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	49	39

Additional paid in capital	126,327	123,270
Accumulated deficit	(137,983)	(119,213)
Total stockholders' equity (deficit)	(11,607)	4,096
Non-controlling interest	14,467	7,115
Total equity (deficit)	2,860	11,211
Total liabilities, preferred stock and equity	$470,163	$329,953

PLYMOUTH INDUSTRIAL REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Rental revenue	$10,387	$6,379	$36,632	$18,372
Tenant recoveries	3,242	2,031	12,051	6,443
Other revenue	8	1	534	3
Total revenues	13,637	8,411	49,217	24,818

Operating expenses:
Property	4,860	3,122	17,449	8,205
Depreciation and amortization	7,553	4,943	26,788	13,998
General and administrative	1,733	2,031	6,032	5,189
Acquisition costs	—	17	—	103
Total operating expenses	14,146	10,113	50,269	27,495

Operating loss	(509)	(1,702)	(1,052)	(2,677)

Other income (expense):
Interest expense	(3,957)	(3,219)	(15,734)	(11,581)
Loss on debt extinguishment	(988)	—	(5,393)	—
Gain on sale of real estate	1,004	—	1,004	—
Gain on disposition of equity investment	—	8	—	231
Total other expense	(3,941)	(3,211)	(20,123)	(11,350)

Net loss	$(4,450)	$(4,913)	$(21,175)	$(14,027)

Net loss attributable to non-controlling interest	$(750)	$(489)	$(2,459)	$(5,320)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(3,700)	$(4,424)	$(18,716)	$(8,707)

Less: Preferred stock dividends	1072	723	3,940	723
Less: Series B preferred stock accretion to redemption value	359	—	359	—
Less: amount allocated to participating securities	46	128	201	128

Net loss attributable to common shareholders	$(5,177)	$(5,275)	$(23,216)	$(9,558)

Net loss per share attributable to Plymouth Industrial REIT, Inc.
common stockholders	$(1.10)	$(1.44)	$(5.76)	$(4.45)

Weighted-average common shares outstanding basic and diluted	4,696,264	3,656,044	4,027,329	2,149,977

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDA: We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or NAREIT, definition, as net income, computed in accordance with GAAP, excluding: gains (or losses) from sales of property, depreciation and amortization of real estate assets, impairment losses, losses on extinguishment of debt and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is a follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. This restated definition does not give reference to the add back of loss on extinguishment of debt. Commencing on January 1, 2019, we will adopt the restated definition of NAREIT FFO on a prospective basis and will exclude the add back of loss on debt extinguishment.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operation, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures includes expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
NOI:	2018	2017	2018	2017
Net loss	$(4,450)	$(4,913)	$(21,175)	$(14,027)
General and administrative	1,733	2,031	6,032	5,189
Acquisition costs	—	17	—	103
Depreciation and amortization	7,553	4,943	26,788	13,998
Interest expense	3,957	3,219	15,734	11,581
Loss on debt extinguishment	988	—	5,393	—
Gain on sale of real estate	(1,004)	—	(1,004)	—
Other expense (income)	(8)	(9)	(534)	(234)
NOI	$8,769	$5,288	$31,234	$16,610

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
EBITDA:	2018	2017	2018	2017
Net loss	$(4,450)	$(4,913)	$(21,175)	$(14,027)
Depreciation and amortization	7,553	4,943	26,788	13,998
Interest expense	3,957	3,219	15,734	11,581
Loss on debt extinguishment	988	—	5,393	—
Gain on sale of real estate	(1,004)	—	(1,004)	—
EBITDA	$7,044	$3,249	$25,736	$11,552

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
FFO:	2018	2017	2018	2017
Net loss	$(4,450)	$(4,913)	$(21,175)	$(14,027)
Depreciation and amortization	7,553	4,943	26,788	13,998
Loss on extinguishment of debt	988	—	5,393	—
Gain on sale of real estate	(1,004)	—	(1,004)	—
Gain on disposition of equity investment	—	(8)	—	(231)
FFO:	$3,087	$22	$10,002	$(260)
Preferred stock dividends	(1,072)	(723)	(3,940)	(723)
FFO attributable to common stockholders and unit holders	$2,015	$(701)	$6,062	$(983)

Weighted average common shares and units outstanding	5,774	4,027	4,723	1,784
FFO attributable to common stockholders and unit holders per share	$0.35	$(0.17)	$1.28	$(0.55)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
AFFO:	2018	2017	2018	2017
FFO attributable to common stockholders and unit holders	$2,015	$(701)	$6,062	$(983)
Deferred finance fee amortization	290	259	1,482	868
Non-cash interest expense	14	900	656	1,531
Acquisition costs	—	17	—	103
Stock compensation	203	192	805	435
Straight line rent	(71)	(82)	(996)	(191)
Above/below market lease rents	(340)	(168)	(1,304)	(423)
Recurring capital expenditure (1)	(767)	(227)	(2,695)	(522)
AFFO:	$1,344	$190	$4,010	$818

Weighted average common shares and units outstanding	5,774	4,027	4,723	1,784
AFFO per share	$0.23	$0.05	$0.85	$0.46

(1) Excludes non-recurring capital expenditures of $777 and $818 for the three months ended December 31, 2018 and 2017, respectively, and $2,601 and $1,272 for the year ended December 31, 2018 and 2017, respectively.